Exhibit 99.1

FOR IMMEDIATE RELEASE

DELPHI STOCKHOLDERS APPROVE ACQUISITION BY TOKIO MARINE

Wilmington, Delaware, March 13, 2012 – Delphi Financial Group, Inc. (Delphi) (NYSE:DFG) announced that, at a special meeting of stockholders held earlier today, its stockholders voted to adopt and approve the previously announced merger agreement with Tokio Marine Holdings, Inc. (TMHD) and TM Investment (Delaware) Inc., a wholly-owned subsidiary of TMHD.  Delphi’s stockholders also voted to adopt an amendment to Delphi’s certificate of incorporation to permit holders of Class B common stock to receive higher consideration than holders of Class A common stock in the merger as contemplated by the merger agreement.  Under the terms of the merger agreement, TMHD will acquire all outstanding shares of Delphi for $43.875 per Class A share and $52.875 per Class B share in cash.  In addition, Delphi stockholders will receive $1.00 in cash per share pursuant to a one-time special dividend from Delphi for each share of Class A and Class B stock they own.

According to a preliminary report of the inspector of election, more than 99.3 percent of the votes cast by unaffiliated stockholders and 71.9 percent of the unaffiliated shares outstanding were voted in favor of the merger.  More than 86.1 percent of the voting power of the outstanding shares of Delphi’s common stock were voted in favor of the merger.

The acquisition is subject to the approval of various regulatory authorities in Japan and the U.S., as well as other customary closing conditions.  The transaction is expected to close in the second quarter of 2012.

About Delphi Financial Group, Inc.:

Delphi Financial Group, Inc. is a financial services company focused on specialty insurance and insurance-related businesses.  Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include those referred to in filings of Delphi Financial Group, Inc. (“Delphi”) with the U.S. Securities and Exchange Commission, as well as the following: operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Delphi; the conditions to the completion of the proposed transaction may not be satisfied, or the regulatory approvals required for the proposed transaction may not be obtained on the terms expected or on the anticipated schedule; the parties may not be able to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction. Tokio Marine Holdings, Inc. and Delphi assume no obligation, and expressly disclaim any obligation, to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Contact:

Investors:
Bernard J. Kilkelly, Vice President-Investor Relations
Delphi Financial Group, Inc.
Email: bkilkelly@dlfi.com
Tel: +1-212-303-4349

Press:
Steve Lipin
Gemma Hart
Brunswick Group LLC
Tel: +1-212-333-3810